Exhibit 99.9

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

MARFRIG GLOBAL FOODS S.A.
Publicly Traded Company
CNPJ/MF No. 03.853.896/0001-40
NIRE 35.300.341.031

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS
HELD ON MAY 26, 2025

1	DATE, TIME AND PLACE: Held on May 26, 2025, at 07:00 a.m., by videoconference, and considered to be held at the registered office of Marfrig Global Foods S.A. (“Company” or “Marfrig”), located in the city of São Paulo, State of São Paulo, at Avenida Queiroz Filho No. 1.560, Block 5 (Sabiá Tower), Room 301, Vila Hamburguesa, ZIP Code 05319-000.

2	CALL NOTICE AND ATTENDANCE: The call notice was waived due to the presence of all the members of the Company’s Board of Directors (“Board of Directors”), namely Mr. Marcos Antonio Molina dos Santos, Mr. Alain Emile Henry Martinet, Mr. Antonio dos Santos Maciel Neto, Mr. Herculano Aníbal Alves, Ms. Marcia Aparecida Pascoal Marçal dos Santos, Mr. Roberto Silva Waack and Mr. Rodrigo Marçal Filho.

3	PRESIDING: President: Marcos Antonio Molina dos Santos; Secretary: Ricardo Araujo Rocha.

4	AGENDA: To discuss and resolve on: (i) the signing of an amendment to the “Plan of Merger of BRF S.A. Shares by Marfrig Global Foods S.A.”, signed between the Company and BRF S.A. (“BRF”), on May 15, 2025, which establishes the terms and conditions of the incorporation by the Company of all the shares of BRF S.A. (“Merger” and “Plan of Merger”, respectively); and (ii) the authorization for the Company’s officers to take all measures and perform all acts necessary to carry out and implement the above matter.

Minutes RCA Marfrig - Amendment to the Plan of Merger of BRF S.A. Shares by Marfrig Global Foods
S.A.” - 5/26/2025

5	RESOLUTIONS: After analyzing, examining and discussing the matters on the agenda, the members of the Board of Directors resolved unanimously and without any restrictions as follows:

(i)	to approve the execution of an amendment to the Plan of Merger, in order to include, as condition for the implementation of the Merger, the approval of the Merger by the Administrative Council for Economic Defense (CADE), in the form of the “First Amendment to the Plan of Merger of BRF S.A. Shares by Marfrig Global Foods S.A.”, which will be filed at the Company’s registered office and will be duly disclosed to the market under the terms of the applicable laws and regulations; and

(ii)	to authorize the Company’s officers to take all measures and carry out all acts necessary to carry out and implement the matter approved herein, as well as to ratify all acts that have already been carried out with regard to such purposes.

6	CLOSING: There being no further business, the meeting was adjourned and these minutes were drawn up, read, approved and signed by the board and by all the members of the Board of Directors which were present.

São Paulo, May 26, 2025.

Presiding:

/s/ Marcos Antonio Molina dos Santos	/s/ Ricardo Araujo Rocha
Marcos Antonio Molina dos Santos President	Ricardo Araujo Rocha Secretary

Members:

/s/ Marcos Antonio Molina dos Santos	/s/ Marcia Aparecida Pascoal Marçal dos Santos
Marcos Antonio Molina dos Santos President	Marcia Aparecida Pascoal Marçal dos Santos Board Member

/s/ Rodrigo Marçal Filho	/s/ Alain Emile Henri Martinet
Rodrigo Marçal Filho Board Member	Alain Emile Henri Martinet Board Member

/s/ Antonio dos Santos Maciel Neto	/s/ Herculano Aníbal Alves
Antonio dos Santos Maciel Neto Independent Board Member	Herculano Aníbal Alves Independent Board Member

/s/ Roberto Silva Waack
Roberto Silva Waack Independent Board Member

Minutes RCA Marfrig - Amendment to the Plan of Merger of BRF S.A. Shares by Marfrig Global Foods
S.A.” - 5/26/2025